1510 West Loop South # Houston, Texas 77027 # Main
713/850-1010 # Exec. 713-386-7000 # Fax 713/386-7711

LANDRY’S RESTAURANTS, INC. TO PRESENT AT UPCOMING CONFERENCE AND ANNOUNCES COMPLETION OF
EXCHANGE OFFER

Houston, Texas (October 31, 2007)

Landry’s Restaurants, Inc. (NYSE: LNY – News), one of the nation’s largest casual dining and entertainment companies, will be presenting at the following conference:

•	Oppenheimer’s 5th Annual Restaurant Conference and Tour to be held November 1, 2007 at the Wynn Las Vegas Hotel and Casino. Landry’s Restaurants, Inc. will present at 9:00 AM Pacific time on Thursday, November 1, 2007. The live webcast will be available at the following link: http://www.wsw.com/webcast/opp4/lny/

You may also locate the above listed webcast on the Landry’s Restaurants, Inc. website (www.landrysrestaurants.com), in the Investor Relations section under Webcasts. The webcast will be available for two weeks following the presentation.

In addition, the Company today announced the completion of its offer to exchange $400,000,000 in aggregate principal amount of its 9.50% Senior Notes due 2014 for an identical principal amount of existing 7.50% Senior Notes due 2014 that were already outstanding. An aggregate principal amount of $395,662,000 in 9.50% notes were exchanged for 7.50% notes pursuant to the exchange offer.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the Company’s ability to refinance its debt, ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, and the Company’s inability or failure to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Tilman J. Fertitta Chairman, President and CEO (713) 850-1010 www.landrysrestaurants.com	or	Rick H. Liem Executive Vice President & CFO (713) 850-1010 www.landrysrestaurants.com